Exhibit 3.5

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAXLINEAR, INC.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is MaxLinear, Inc. The corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on September 25, 2003.

B. The Fourth Amended and Restated Certificate of Incorporation (the “Fourth Restated Certificate”) was filed with the Secretary of State of the State of Delaware on July 15, 2009.

C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 thereof, this Fifth Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Fourth Restated Certificate as heretofore amended and supplemented.

D. The text of this Fifth Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

ARTICLE I

The name of the corporation is MaxLinear, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, New Castle County 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. Authorized Shares. The total number of shares of all classes of stock which the Company shall have authority to issue is ONE BILLION FIVE HUNDRED SEVENTY FIVE MILLION (1,575,000,000) consisting of:

FIVE HUNDRED MILLION (500,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);

FIVE HUNDRED MILLION (500,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”);

FIVE HUNDRED FIFTY MILLION (550,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and

TWENTY FIVE MILLION (25,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Class A Common Stock and the Class B Common Stock, as authorized prior to their conversion into Common Stock pursuant to this Article IV, are sometimes referred to collectively as “Common Stock”. Upon the conversion of all issued and outstanding shares of Class A Common Stock and Class B Common Stock in accordance with this Article IV, all references to “Common Stock” shall thereafter refer exclusively to the Common Stock authorized hereby (excluding and without reference to the Class A Common Stock or the Class B Common Stock).

B. Reclassification of Common Stock. At the effective time (the “Effective Time”) of this Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), each one (1) share of Common Stock, par value $0.0001 per share (the “Old Common”), issued and outstanding or held as treasury stock immediately prior thereto, including each share of Old Common issued as a result of the conversion, prior to or in connection with the Public Offering, of any Series A Preferred or Series B Preferred (each as defined in the Fourth Restated Certificate) shall, automatically and without further action by any stockholder, be reclassified into one (1) share of Class B Common Stock.

C. Blank Check Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

D. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. The number of authorized shares of Class B Common Stock may not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, each voting separately as a class.

E. Rights of Class A Common Stock and Class B Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Class A Common Stock and Class B Common Stock shall be as set forth in this Section E.

1. Voting Rights.

a. General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, that until the Seven Year Anniversary, the holders of Class B Common Stock, voting as a separate class, shall elect the Class B Designees (as defined in Article VI(A) below), and the holders of Class A Common Stock shall have no right to vote in the election thereof.

b. Votes Per Share. Except as otherwise expressly provided herein, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to one (1) vote for each such share; provided, however, that each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share in connection with voting on any Change of Control Transaction or Compensatory Plan Proposal. In no event shall the Company consummate any Change of Control Transaction without obtaining the affirmative vote of a majority of the Company’s outstanding voting stock, in which case each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2. Identical Rights. Except as otherwise expressly provided herein, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

a. Dividends and Distributions. Subject to the preference applicable to any outstanding series of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a dividend is paid in the form of Class A Common Stock (or Rights to acquire such stock) or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).

b. Subdivision or Combination. If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

c. Equal Treatment in a Change of Control Transaction or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights.

d. Change to Rights or Reclassification. Any amendment, alteration, repeal or addition to, or adoption of any provision inconsistent with, the rights or terms of the Class A Common Stock or Class B Common Stock (including any reclassification, conversion or exchange of such shares), whether by merger, consolidation or otherwise, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Conversion to Common Stock upon Seven Year Anniversary. On the Seven Year Anniversary, each one (1) issued share of Class A Common Stock and each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Common Stock. Following such conversion, the reissuance of all shares of Class A Common Stock and Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Delaware Secretary required thereby, and as a result of such retirement and cancellation, the number of authorized shares of each such class shall be automatically reduced by the number of shares so retired and, if all of the authorized shares of either such class are so retired, then all references to such class in the Certificate of Incorporation shall be eliminated.

4. Voluntary and Automatic Conversion of Class B Common Stock.

a. Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company.

b. Automatic Conversion. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(i) to a Permitted Transferee, other than a Transfer to a spouse or former spouse pursuant to a Marital Dissolution Transfer;

(ii) to a trust for the benefit or one or more Permitted Transferees and for the benefit of no other persons so long as one or more Permitted Transferees or Permitted Founder Trustees (and no other persons) have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to any Permitted Transferee and provided, further, that in the event any person other than a Permitted Transferee or Permitted Founder Trustee has dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, or in the event one or more Permitted Transferees are no longer the exclusive beneficiaries of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) by a Class B Stockholder that is a partnership or limited liability company, to any person or entity that is or was a partner or member thereof, pro rata in accordance with their ownership interests therein and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company, and any further Transfer(s) by any such partner or member that is a partnership or limited liability company to any person or entity that was at such time a partner or member thereof, pro rata in accordance with their ownership interests therein and the terms of any applicable partnership or similar agreement binding the partnership or limited liability company.

(iv) by a Class B Stockholder who is a natural person to any of the following “Permitted Entities” and from any such Permitted Entity back to such Class B Stockholder and/or any other Permitted Entity established by or for such Class B stockholder:

a. a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

b. a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder, and, provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

c. a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

d. an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

e. a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

f. a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

g. a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

c. Other Conversion Events. Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder. Without limiting the foregoing, each share of Class B Common Stock that constitutes a Founder Share and that is held by any trust or other entity shall, automatically without any further action upon the death of the Founder to which such Founder Share is attributable, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

d. Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

e. Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 4(b) and upon the conversion of any then-outstanding Class A Common Stock and Class B Common Stock into Common Stock upon the Seven Year Anniversary, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Seven Year Anniversary (in the case of the conversion of Class A Common Stock and Class B Common Stock into Common Stock). Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Upon any conversion of Class A Common Stock or Class B Common Stock into Common Stock in connection with the Seven Year Anniversary, all rights of holders of shares of Class A Common Stock and Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 4 shall be retired and may not be reissued.

f. Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. The Company shall further at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Class A Common

Stock and Class B Common Stock into Common Stock upon the Seven Year Anniversary or otherwise in accordance herewith, such number of shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class A Common Stock.

F. Rights of Common Stock. Each holder of Common Stock shall be entitled to one (1) vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares. No shares of Common Stock shall be issued prior to the Seven Year Anniversary, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

G. No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with Article IV, Section E(2)(a), the Company shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. After the Seven Year Anniversary, the Company shall not issue any additional shares of Class A Common Stock, unless such issuance is approved by the affirmative vote of the holders of the Company’s then outstanding Common Stock.

ARTICLE V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Applicable Legal Requirement” means any federal, state, local, municipal, national or supra-national, foreign, or other law, statute, constitution, principal of common law, resolution, ordinance, code, edict, decree, directive, rule, regulation, or requirement of any Regulatory Entity that is applicable to the Company, its business, or any of its properties or assets (including the business, properties, or assets of direct or indirect subsidiaries of the Company).

“Board Approved Shares” means the aggregate number of shares of the Company’s capital stock issued by the Company after the Effective Time (assuming exercise or conversion of any Rights granted after the Effective Time) upon approval of the Company’s Board of Directors or any authorized committee thereof, excluding any shares issued or Rights granted pursuant to any Compensatory Plan or otherwise to any employee, director, or consultant of the Company or any direct or indirect subsidiary of the Company principally for compensatory purposes.

“Change of Control Share Issuance” means the issuance by the Company, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Company before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Company (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share).

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease or exchange of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger or consolidation; (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction; and (iv) any Change of Control Share Issuance.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensatory Plan” means any plan, contract, or arrangement which provides for the sale, grant, or other issuance of equity securities of the Company to any employee, director, or consultant of the Company or any direct or indirect subsidiaries of the Company.

“Compensatory Plan Proposal” means any proposal submitted to stockholders (whether pursuant to an Applicable Legal Requirement or otherwise) seeking approval of any amendment to, or adoption of, any Compensatory Plan, except to the extent that any such proposal provides for an increase in the aggregate number of shares of Class A Common Stock reserved for issuance under all Compensatory Plans of the Company that would result in the Company’s Fully Diluted Capitalization exceeding the Share Reserve Maximum.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; and (iii) any acquisition by the Company of outstanding shares of Class A Common Stock or Class B Common Stock, by redemption, repurchase, exchange or otherwise. Notwithstanding the foregoing, in no event shall a “Distribution” be deemed to include any repurchase of shares (i) issued to or held by employees, officers, consultants or directors of the Company or any of its direct or indirect subsidiaries (A) upon a termination of services pursuant to agreements providing for the right of said repurchase or (B) in order to facilitate the Company’s obligation to withhold any applicable taxes pursuant to any Compensatory Plan; (ii) in connection with any cashless exercise, net issuance or net exercise of any Rights issued pursuant to any Compensatory Plan and held by any employee, director, or consultant; (iii) pursuant to rights of first refusal in favor of the Company contained in agreements providing for such right that are approved by the Company’s Board of Directors; or (iii) in connection with any stock repurchase program approved by the Board of Directors involving open-market or privately negotiated repurchases of the Company’s Common Stock (whether or not conducted in accordance with the safe-harbor set forth in Rule 10b-18 under the Exchange Act as promulgated by the SEC).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the final prospectus filed with the SEC in connection with the Public Offering pursuant to Rule 424 under the Securities Act.

“Founder” means any of the following individuals: Kishore Seendripu; Curtis Ling; Madhukar Reddy; Raymond Montemayor; Eric Noguchi; Jean-Sebastien Gagne; Glenn Chang; Sheng Ye; Kimihiko Imura; and Brendan Walsh.

“Founder Descendant” means a lineal descendant of a Founder (including a relationship by legal adoption) or the spouse of such lineal descendant.

“Founder Shares” means shares of Class B Common Stock that were originally issued to a Founder (including for this purpose Class B Common Stock issued upon the reclassification of Old Common Stock originally issued to a Founder).

“Founder Spouse” means the spouse of a Founder.

“Fully Diluted Capitalization” means the aggregate number of shares of the Company’s outstanding capital stock plus the maximum aggregate number of shares of capital stock available for issuance upon exercise or conversion of outstanding Rights plus the maximum aggregate number of shares of capital stock reserved and available for future grant or issuance under the Company’s Compensatory Plans but not subject to outstanding Rights.

“Independent Directors” means all members of the Company’s Board of Directors satisfying the director independence requirements of the New York Stock Exchange and the SEC applicable to directors qualified to serve on the audit committee of the Board of Directors.

“IPO Date” means the date the SEC declares effective the Company’s registration statement filed under the Securities Act in connection with the Public Offering.

“IPO Fully Diluted Capitalization” means the sum of the following: (i) the number of shares indicated in the Final Prospectus under the caption “The Offering” as “Total Common Stock” to be outstanding after the Public Offering; (ii) to the extent exercised by the Company’s underwriters in the Public Offering, the number of shares of the Company’s Class A Common Stock issued and sold by the Company as part of the over-allotment option described in the Final Prospectus; (iii) the maximum aggregate number of shares of the Company’s capital stock available for issuance upon exercise or conversion of outstanding Rights immediately after the completion of the Public Offering; and (iv) the maximum aggregate number of shares of the Company’s capital stock reserved and available for future grant or issuance, immediately after the Public Offering, under any of the Company’s Compensatory Plans but not subject to outstanding Rights.

“Marital Dissolution Transfer” means any sale, assignment, transfer, hypothecation, or other transfer or disposition of any legal or beneficial ownership interest in shares of Class B Common Stock pursuant to any marital dissolution settlement, proceeding, or decree.

“Permitted Entity” means, with respect to any individual Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Article IV, Section E(4)(b)(iv) established by or for such Class B Stockholder, so long as such entity meets the requirements of the exception set forth in Article IV, Section E(4)(b)(iv) applicable to such entity.

“Permitted Growth Factor” means 1.025n, where n equals the number of full years elapsed from the applicable date of determination (with any fractional year expressed based on the number of full calendar days elapsed since the most recent anniversary of the IPO Date divided by 365 (or, in the case the current year following such most recent anniversary includes a February 29, then divided by 366)). With respect to the IPO Fully Diluted Capitalization, the “applicable date of determination” means the IPO Date. With respect to the Board Approved Shares, the “applicable date of determination” means, with respect to any issuance of Board Approved Shares, the original issuance date thereof. The terminal date with respect to any calculation using the Permitted Growth Factor shall be the date of the stockholder meeting at which a Compensatory Plan Proposal will be submitted to stockholders for approval.

“Permitted Transferee” means (i) a Founder; (ii) a Founder Spouse; or (iii) a Founder Descendant.

“Permitted Founder Trustee” means, with respect to any trust receiving or holding Founder Shares, any natural person designated or approved by such Founder.

“Public Offering” means the firm commitment underwritten initial public offering of the Company’s Class A Common Stock pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act.

“Regulatory Entity” means (i) any nation, state, commonwealth, province, territory, county, district, or other jurisdiction of any nature; (ii) any federal, state, provincial, local, municipal, national, supra-national, foreign, or other government; (iii) any governmental or quasi-governmental authority (including, without limitation, any governmental division, department, agency, court, tribunal, commission, instrumentality, official, organization, unit, body or other entity; (iv) any self-regulatory agency, including, without limitation, the Financial Institution Regulatory Authority

(FINRA) or any successor thereto; and (v) the New York Stock Exchange, the Nasdaq Stock Market, or any other exchange or dealer quotation system on which any securities of the Company or any of its subsidiaries may then be listed.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officer” means those “officers” of the Company as defined in Rule 16a-1(f) (or any successor thereto) promulgated by the SEC under the Exchange Act (as such officers may be determined from time to time by the Board of Directors).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seven Year Anniversary” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the seventh anniversary of the Effective Time.

“Share Reserve Maximum” means the IPO Fully Diluted Capitalization multiplied by the Permitted Growth Factor plus the sum of the issuances of Board Approved Shares multiplied, with respect to each separate issuance of Board Approved Shares, by the applicable Permitted Growth Factor therefor.

“Trading Day” means any day on which the New York Stock Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Company at the request of the Board of Directors of the Company in connection with actions to be taken at an annual or special meeting of stockholders or (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer.”

“Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

ARTICLE VI

A. Board Size; Class B Designees. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be at least two (2) and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Until the earlier to occur of (i) the Seven Year Anniversary and (ii) the date no shares of Class B Common Stock are then outstanding, two (2) directors shall be elected exclusively by the holders of the Class B Common Stock, voting separately as a class (the “Class B Designees”), provided that at least one (1) of the Class B Designees must be designated as the “Officer Designee” and, in order to be qualified for election to and to remain qualified for service on the Board of Directors, must be a Section 16 Officer nominated by the Nominating & Governance Committee of the Board of Directors (or any committee of the Board of Directors comprised solely of Independent Directors), with the consent of Founders holding a majority-in-interest of the outstanding Class B Common Stock over which the Founders then exercise Voting Control. The term of office of any Officer Designee who satisfied the qualification set forth in the preceding sentence upon taking office, and who subsequently ceases to satisfy such qualification, shall terminate immediately upon such cessation.

B. Classified Board Structure. From and after the Effective Time, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal; Vacancies. Any director may be removed from office by the stockholders of the Company only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors; provided, however, that any vacancy in the two directorships reserved for the Class B Designees may be filled only by the affirmative vote of the holders of a majority of the outstanding Class B Common Stock or by the remaining Class B Designee (with the consent of Founders holding a majority-in-interest of the Class B Common Stock over which the Founders then exercise Voting Control). A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

A. Board Power. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Company, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

B. Written Ballot. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

C. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Company.

D. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; (ii) the Chairman of the Board; (iii) the President of the Company; or (iv) the Class B Designees pursuant to a resolution adopted with the unanimous consent of the Class B Designees.

E. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

F. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

A. Director Exculpation. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Mandatory Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Company shall be required to indemnify a person in connection with a Proceeding initiated by such person (other than a Proceeding to enforce rights to indemnification granted by the Company hereunder or elsewhere) only if the Proceeding was authorized by the Board of Directors.

C. Permissive Indemnification. The Company shall have the power to indemnify, to the fullest extent permitted by applicable law, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

D. Vested Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Company shall have perpetual existence.

ARTICLE X

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLE VI, ARTICLE VII, or this ARTICLE X; provided, that, in addition to the foregoing, prior to the Seven Year Anniversary, the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLE VI, ARTICLE VII, or this ARTICLE X.

IN WITNESS WHEREOF, the Company has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by Kishore Seendripu, Ph.D, its Chairman, President and Chief Executive Officer, on this     day of                  2010.

MAXLINEAR, INC.

/s/ Kishore Seendripu, Ph.D.
By:	Kishore Seendripu, Ph.D.
Chairman, President and Chief Executive Officer